VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 16, 2022, by and between the undersigned stockholder (“Stockholder”) of Summer Infant, Inc., a Delaware corporation (the “Company”), and Kids2, Inc., a Georgia corporation (the “Parent”).

Recitals

A.       Concurrently with the execution of this Agreement, the Company, Parent, and Project Abacus Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

B.       In order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) beneficially owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Shares,” and together with any additional shares of Company Common Stock acquired after the date hereof as set forth in Section 1.1, the “Covered Shares”); and

C.       As a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder, and Stockholder has agreed to, execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements set forth in this Agreement, and other good and valuable consideration (including the consideration to be received under the Merger Agreement), the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                   Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent that:

1.1               Ownership of Shares. Stockholder is the Beneficial Owner of, and has good title to, the Shares, free and clear of any Lien or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Shares), except (i) transfer restrictions under applicable federal and state securities laws and (ii) pursuant to this Agreement. The Shares are the only equity securities of the Company Beneficially Owned by Stockholder on the date of this Agreement, and none of the Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Shares, except as provided hereunder. Stockholder has the requisite voting power and the requisite power to agree to all of the matters set forth in this Agreement, with respect to all of its Shares, in each case necessary to perform its obligations under this Agreement, with no limitations, qualifications, or restrictions on such rights. For purposes of this Agreement, (1) “Beneficial Owner” means the person who Beneficially Owns the referenced securities and (2) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act or 1934, as amended (the “Exchange Act”), and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities. Stockholder agrees that all shares of Company Common Stock that Stockholder acquires Beneficial Ownership of after the execution of this Agreement and prior to the termination of this Agreement in accordance with its terms shall be subject to the terms and conditions of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

1.2               Power, Authorization and Validity. If Stockholder is not a natural person, Stockholder is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Stockholder has all requisite corporate, limited liability company, limited partnership or other entity power and authority (if Stockholder is not a natural person) or legal capacity (if Stockholder is a natural person) to enter into this Agreement and to perform its, his or her obligations under this Agreement. If Stockholder is an individual, Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

1.3               No Conflict. Except as to compliance with Section 13 and Section 16 of the Exchange Act, the execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, (i) conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitutes a default under (A) if Stockholder is not a natural person, any provision of the organizational documents of Stockholder, each as currently in effect, (B) any Applicable Law or (C) any material agreement to which Stockholder is a party or by which Stockholder is bound or affected, or (ii) give to others any rights of termination, amendment, acceleration or cancellation of, or results in the creation of any Lien on, any of the Shares pursuant to any agreement to which Stockholder is a party or by which Stockholder or any of the Shares is bound or affected.

1.4               Litigation. There is no Legal Proceeding pending against, or to the knowledge of Stockholder, threatened in writing against Stockholder, by or before (or that would be by or before) any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to prevent, enjoin, materially delay, impair or materially adversely affect the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

1.5               Brokers. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, the Company or any of their respective Affiliates in respect of this Agreement or any of the transactions contemplated hereby based upon any arrangement or agreement made by the Stockholder.

2.                   Covenants of Stockholder. Stockholder hereby covenants and agrees as follows:

2.1               No Transfer. Other than pursuant to the terms of the Merger Agreement and this Agreement, without the prior written consent of Parent, during the term of this Agreement through June 30, 2022 (the “End Date”), Stockholder shall not, directly or indirectly, (i) grant any proxies, power-of attorney, or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares (ii) sell, assign, transfer, pledge, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including, without limitation, by merger, consolidation or otherwise by operation of law), any Covered Shares (each, a “Transfer”), or (iii) knowingly take or cause to be taken any other action that would restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby. Any action taken in violation of the foregoing sentence shall be null and void ab initio. This Section 2.1 shall not prohibit a Transfer of the Covered Shares by Stockholder to any Affiliate of the Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement. Notwithstanding the forgoing, the End Date set forth in this Section 2.1 shall be extended by such number of days that the Termination Date under the Merger Agreement is extended pursuant to Section 7.1(b)(i) of the Merger Agreement in the event that the Company takes any action to adjourn or postpone the Company Stockholders Meeting, such that the End Date and the Termination Date applicable to the Company under the Merger Agreement are the same; provided that in no event shall the End Date be extended beyond July 31, 2022.

2.2               Agreement to Vote. During the term of this Agreement, Stockholder shall, at any annual or special meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the stockholders of the Company with respect to the following matters, to vote or consent (or caused to be voted or consented), in person or by proxy, all Covered Shares in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement.

2.3               Waiver of Dissenters’ Rights and Other Actions. To the extent permitted by Delaware law, Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under Applicable Law or otherwise) or could potentially have or acquire in connection with the Merger that Stockholder may have by virtue of ownership of the Covered Shares (after giving effect to the last sentence of Section 2.2). Stockholder agrees that it will not bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding, in law or in equity, in any court or before any Governmental Authority, that challenges the validity or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement.

2.4               Merger Agreement. Stockholder has received and reviewed and understands the terms of the Merger Agreement and all schedules and exhibits thereto and has had the opportunity to consult with its tax and legal advisors.

2.5               Confidentiality and Non-Disclosure Agreement. Stockholder acknowledges and agrees that the Confidentiality and Non-Disclosure Agreement by and between the Company and Stockholder, dated as of October 15, 2021, shall remain in full force and effect following the execution of this Agreement and is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes; provided, however, that the standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Parent and the Company pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

2.6               Exclusive Dealing. From the date hereof through the Closing or the earlier termination of the Merger Agreement, Stockholder agrees to be bound and abide by, and comply with all of the restrictions set forth in, Section 6.1(a) of the Merger Agreement to the same extent as such provisions apply to the Company.

3.                   No Agreement as Director or Officer. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (ii) will be construed to prohibit, limit, or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

4.                   Miscellaneous.

4.1               Termination. This Agreement will automatically terminate, without any notice or other action by any person, and be of null, void and of no further force or effect upon the earlier to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement is validly terminated in accordance with its terms, and (iii) a Company Board Recommendation Change. Upon termination of this Agreement, no party hereto shall have any obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 4.1 shall relieve any party from liability for any willful breach of this Agreement. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or earlier termination of this Agreement.

4.2               Further Assurances. Stockholder agrees, from time to time during the term of this Agreement, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

4.3               Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

4.4               Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or: (i) when delivered by hand (providing proof of delivery); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (iii) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient (with no notice of rejection or undeliverable message). Such communications must be sent to the respective parties at the addresses set forth on the signature pages hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.4).

4.5               Documentation and Information. Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement and the Merger.

4.6               Governing Law. This Agreement, and all Legal Proceedings (whether based on contract, tort, or statute) arising out of or relating to, or in connection with this Agreement or the actions of any of the parties in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

4.7               Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court declines jurisdiction, the Superior Court of the State of Delaware or the United States District Court of the District of Delaware), and the each party hereto irrevocably submits to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party hereto agrees that service of any court paper may be made in any manner as may be provided under Applicable Law or court rules governing service of process in such court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.8               Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

4.9               Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

4.10           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.11           No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.

4.12           Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company and/or the Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and neither the Company nor the Parent shall have the authority to direct the Stockholder in the voting or disposition of any Covered Shares, except as otherwise expressly provided herein.

4.13           Most Favored Nations. The Parent hereby represents and warrants that as of the date hereof, and covenants and agrees that after the date hereof, none of the agreements entered into by the Parent with any other Person that is a Beneficial Owner of shares of the Company’s Common Stock includes or will include terms, rights or other benefits that are more favorable, in any material respect, to such other Person than the terms, rights and benefits in favor of the Stockholder under this Agreement, and the Parent will not amend any of the terms, rights or benefits in, or waive any material obligation under, any of the agreements with such other Person unless, in any such case, the Stockholder has been offered in writing the opportunity to concurrently receive the benefits of all such terms, rights and benefits or waiver.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting and Support Agreement to be executed as of the date first above written.

PARENT:

KIDS2, INC.

By:  /s Ryan Gunnigle

Name: Ryan Gunnigle

Title:    Chief Executive Officer

Address for Notices:

333 Piedmont Road

Ste 1800

Atlanta,Georgia 30305

Email: Matthew.Smith@kidsii.com

IN WITNESS WHEREOF, the parties hereto have caused this Voting and Support Agreement to be executed as of the date first above written.

STOCKHOLDER WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I By: Wynnefield Capital Management, LLC, its General Partner By: /s/ Nelson Obus Name: Nelson Obus Title: Co-Managing Member
Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement: 358,792
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. By: Wynnefield Capital Management, LLC, its General Partner By: /s/ Nelson Obus Name: Nelson Obus Title: Co-Managing Member
Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement: 236,595

WYNNEFIELD PARTNERS SMALL CAP VALUE OFFSHORE FUND, LTD.

By: Wynnefield Capital, Inc,

its Investment Manager

By: /s/ Nelson Obus

Name: Nelson Obus

Title: Co-Managing Member

Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement: 164,523

WYNNEFIELD CAPITAL INC. PROFIT SHARING & MONEY PURCHASE PLAN, INC.

By: /s/ Nelson Obus

Name: Nelson Obus

Title: Authorized Signatory

Number of Shares of Company Common Stock Beneficially Owned as of the date of this Agreement: 24,273

Address for Notices:

Wynnefield Capital, Inc,

450 Seventh Avenue, Suite 509

New York, New York 10123

Email: nobus@wynnecap.com